Exhibit 99.10

Valerie Haertel, Investor Relations 212.969.6414 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 pr@alliancebernstein.com

Alliance Capital Is Renamed AllianceBernstein Effective Today

New York, NY, February 24, 2006 — Alliance Capital Management Holding L.P. (NYSE:AC) and Alliance Capital Management L.P. today said that their previously-announced plan to change their names to AllianceBernstein Holding L.P. and AllianceBernstein L.P., respectively, became effective today.

In connection with this change, AllianceBernstein Holding L.P. units will begin trading on The New York Stock Exchange under the ticker symbol “AB” on February 27, 2006.

The firms’ new names are reflected in their 2005 Forms 10-K, filed today with the Securities and Exchange Commission.

As previously announced, the firm said that the new name better describes the character of its business and the shared mission, values, dedication to research and client focus of all of its employees.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At December 31, 2005, AllianceBernstein Holding owned approximately 32.2% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 60.7% of the AllianceBernstein Units at December 31, 2005 (including those held indirectly through its ownership of approximately 1.8% of the issued and outstanding AllianceBernstein Holding Units) which, including the general partnership interests in AllianceBernstein and AllianceBernstein Holding, represent an approximate 61.1% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.